Exhibit 5.6

ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS

Beethovenstraat 400
1082 PR Amsterdam
T +31 20 71 71 000	Amsterdam, 18 December 2025

Lineage OP, LP

Lineage, Inc.

Boreas Logistics Holdings B.V.

Lineage Europe Finco B.V.

Lineage Treasury Europe B.V.

46500 Humboldt Drive

Novi, Michigan 48377

Re:	5.250% Senior Notes due 2030 of Lineage OP, LP and 4.125% Senior Notes due 2031 of Lineage Europe Finco B.V.

Dear Ladies and Gentlemen:

We have acted as special legal counsel as to Dutch law to the Dutch Companies in connection with the filing of the Registration Statement with the U.S. Securities and Exchange Commission.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. The headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is rendered to you at your request and it may only be relied upon in connection with the filing of the Registration Statement with the U.S. Securities and Exchange Commission. It does not purport to address all matters of Dutch law that may be of relevance with respect thereto. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Opinion Documents or any other document reviewed by us in connection with this opinion letter, except as expressly confirmed in this opinion letter.

Amsterdam Brussels London Luxemburg New York Rotterdam	This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.'s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

2

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus Supplement. The previous sentence is no admittance that we are in the category of persons whose consent for the filing and reference in that paragraph is required under Section 7 of the U.S. Securities Act of 1933, as amended, or any rules or regulations of the U.S. Securities and Exchange Commission promulgated under it.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon pdf copies of the the Opinion Documents and the Corporate Documents and we have assumed that the Opinion Documents have been entered into or filed, as the case may be, for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today's date and as presently interpreted under published authoritative case law of the Dutch courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on tax law, regulatory law, Dutch or European competition law, data protection law or securitization law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform of, any developments and/or changes of Dutch law subsequent to today's date. We do not purport to opine on the consequences of amendments to the Opinion Documents or the Corporate Documents subsequent to the date of this opinion letter.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Dutch law. The competent courts at Amsterdam, the Netherlands have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter, (ii) any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above agreement as to jurisdiction, is governed by Dutch law and shall be subject to the general terms and conditions of NautaDutilh. Any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid under NautaDutilh’s insurance policy in the matter concerned. No person other than NautaDutilh may be held liable in connection with this opinion letter.

3

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

General Assumptions

a.	each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.	if any signature under any document is an electronic signature (as opposed to a handwritten ("wet ink") signature) only, the method used for signing is sufficiently reliable;

Corporate Law Assumptions

c.	the Deed of Incorporation of Boreas Logistics Holdings B.V. is a valid notarial deed;

d.	the Registration Statement will be declared effective by the SEC in the form reviewed by us;

e.	(i) no regulations (reglementen) have been adopted by any corporate body of any Dutch Company which would affect the validity of the resolutions recorded in the Resolutions and (ii) the Articles of Association of each Dutch Company are its articles of association currently in force. The Extracts support item (ii) of this assumption;

f.	none of the Dutch Companies has (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign, (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard), been granted a suspension of payments (surseance van betaling verleend), or started or become subject to statutory proceedings for the restructuring of its debts (akkoordprocedure) or (vi) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets. The Extracts and our inquiries of today with the Insolvency Registers support the items (i) through (v) (except for any statutory proceedings for the restructuring of debts (akkoordprocedure) that have not, or not yet, been filed in the Insolvency Registers) of this assumption. However, this information does not constitute conclusive evidence that the events set out in items (i) through (v) have not occurred;

4

g.	the resolutions recorded in the Resolutions are in full force and effect, and the factual statements made and the confirmations given in the Resolutions are complete and correct; and

h.	each Power of Attorney (i) is in full force and effect, and (ii) under any applicable law other than Dutch law, validly authorised and authorises the person or persons purported to be granted power of attorney, to represent and bind the relevant Dutch Company for the purposes stated therein.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Incorporation and Corporate Status

1.	Each Dutch Company has been duly incorporated and is validly existing as a private limited liability company(besloten vennootschap met beperkte aansprakelijkheid).

Corporate Power

2.	Each Dutch Company has the corporate power to enter into the Opinion Documents and to perform its obligations thereunder, including the guarantees set out in Article 5 of the EUR First Supplemental Indenture, Article 5 of the USD First Supplemental Indenture and Section 1.2 of the USD Second Supplemental Indenture, as applicable, and, in the case of Lineage Europe Finco B.V., to issue the Exchange Notes. None of the Dutch Companies violates any provision of its Articles of Association by entering into the Opinion Documents or performing its obligations thereunder or the issuance of the Exchange Notes.

Corporate Action

3.	Each Dutch Company has taken all corporate action required by its Articles of Association and Dutch law in connection with entering into the Opinion Documents and, in the case of Lineage Europe Finco B.V., the issuance of the Exchange Notes.

Valid Signing

4.	Each Opinion Document (other than the EUR Indenture and the USD First Supplemental Indenture) has been validly signed on behalf of each Dutch Company, the EUR Indenture and each of the Global Notes have been validly signed on behalf of Lineage Europe Finco B.V. and the USD First Supplemental Indenture has been validly signed on behalf of Boreas Logistics Holdings B.V. and Lineage Treasury Europe B.V..

5

The opinions expressed above are subject to the following qualifications:

General Qualification

A.	As Dutch lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Opinion Documents under the applicable law and the obligations of the parties to the Opinion Documents and we have made no investigation of that meaning and purport. Our review of the Opinion Documents and of any other documents subject or expressed to be subject to any law other than Dutch law has therefore been limited to the terms of these documents as they appear to us on their face.

Corporate Law Qualifications

B.	The opinion expressed in paragraph 1 (Incorporation and Corporate Status) of this opinion letter must not be read to imply that a Dutch Company cannot be dissolved (ontbonden). A company such as the Dutch Companies may be dissolved, inter alia by the competent court at the request of the company's management board, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

C.	The Extracts do not constitute conclusive evidence of the facts reflected therein.

D.	Pursuant to Article 2:7 DCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Dutch Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity's articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction.

6

Enforceability Qualification

E.	The opinions expressed in this opinion letter may be limited or affected by:

a.	rules relating to Insolvency Proceedings or similar proceedings under a foreign law and other rules affecting creditors' rights generally;

b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to insolvency practitioners and insolvency office holders in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad);

d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Dutch Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.	the Anti-Boycott Regulation and related legislation; and

f.	any intervention, recovery or resolution measure by any regulatory or other authority or governmental body in relation to financial enterprises or their affiliated entities.

7

Sincerely yours,

/s/ NautaDutilh N.V.

NautaDutilh N.V.

8

EXHIBIT A

LIST OF DEFINITIONS

"Anti-Boycott Regulation"	Regulation (EC) No 2271/96 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom
"Articles of Association"

a.             in relation to Boreas Logistics Holdings B.V., the articles of association as they read after the execution of a deed of amendment dated 1 December 2025, which, according to the relevant Extract, was the last amendment to this Dutch Company's articles of association;

b.             in relation to Lineage Europe Finco B.V., the articles of association contained in its Deed of Incorporation; and

c.             in relation to Lineage Treasury Europe B.V., its articles of association as they read after the execution of a deed of amendment dated 31 March 2022, which, according to the relevant Extract, was the last amendment to this Dutch Company's articles of association

"Commercial Register"	the Commercial Register held by the Dutch Chamber of Commerce (handelsregister gehouden door de Kamer van Koophandel)
"Corporate Documents"	the documents listed in Exhibit C
"DCC"	the Dutch Civil Code (Burgerlijk Wetboek)

9

"Deeds of Incorporation"

a.             in relation to Boreas Logistics Holdings B.V., its deed of incorporation (akte van oprichting), dated 8 June 2017;

b.            in relation to Lineage Europe Finco B.V., its deed of incorporation (akte van oprichting), dated 20 October 2025; and

c.             in relation to Lineage Treasury Europe B.V., its deed of incorporation (akte van oprichting), dated 13 November 2020

"Dutch Bankruptcy Code"	the Dutch Bankruptcy Code (Faillissementswet)
"Dutch Companies"	each of Boreas Logistics Holdings B.V., Lineage Europe Finco B.V. and Lineage Treasury Europe B.V.
"EUR First Supplemental Indenture"

the first supplemental indenture in relation to the EUR 700,000,00 4.125% senior notes due 2031, dated 26 November 2025, made between Lineage Europe Finco B.V. as the issuer, Lineage, Inc., Lineage OP, LP, Lineage Treasury Europe B.V. and Boreas Logistics Holdings B.V. as guarantors and U.S. Bank Trust Company, National Association as trustee, U.S. Bank Europe DAC as paying agent, among others

"EUR Indenture"

the base indenture in relation to the EUR 700,000,00 4.125% senior notes due 2031, dated 26 November 2025, made between Lineage Europe Finco B.V., as the issuer, Lineage, Inc. and Lineage OP, LP, as guarantors and U.S. Bank Trust Company, National Association as trustee

"Exchange Notes"	Lineage Europe Finco B.V.’s EUR 700,000,000 4.125% senior notes due 2031 to be issued in exchange for the Old Notes
"Exhibit"	an exhibit to this opinion letter
"Extract"	in relation to a Dutch Company, a pdf copy of an extract from the Commercial Register, received by us by email and dated the date of this opinion letter with respect to that Dutch Company

10

"Global Notes"	each of the global notes representing the Exchange Notes
"Insolvency Proceedings"

any insolvency proceedings within the meaning of Regulation (EU) 2015/848 on insolvency proceedings (recast), listed in Annex A thereto and any statutory proceedings for the restructuring of debts (akkoordprocedure) pursuant to the Dutch Bankruptcy Code

"Insolvency Registers"

the online central insolvency register (Centraal Insolventie Register), the online EU Insolvency Register (Centraal Insolventie Register - EU Registraties) and the online Register of Decisions in a WHOA Procedure (Register uitspraken in een WHOA-procedure) held by the Council for the Administration of Justice (Raad voor de Rechtspraak)

"NautaDutilh"	NautaDutilh N.V.
"the Netherlands"	the European territory of the Kingdom of the Netherlands and "Dutch" is in or from the Netherlands
"Old Notes"	Lineage Europe Finco B.V.’s EUR 700,000,000 4.125% senior notes due 2031
"Opinion Documents"	in relation to a Dutch Company, the documents listed in Exhibit B to which that Dutch Company is expressed to be a party
"Power of Attorney"	the powers of attorney as contained in the Resolutions, granted by each Dutch Company in respect of the entering into the transactions contemplated by the Opinion Document
"Registration Statement"

the registration statement on form S-4 as filed with the SEC under the Securities Act of 1933, as amended, of the United States on 18 December 2025, as further may be amendended and supplemented, by Lineage, Inc., Lineage OP, LP and the Dutch Companies, among others

11

"Resolutions"

a.             in relation to Boreas Logistics Holdings B.V., the document or documents containing the resolutions of its management board (bestuur), dated 10 June 2025 and 19 November 2025;

b.             in relation to Lineage Europe Finco B.V., the document or documents containing the resolutions of its management board (bestuur), dated 19 November 2025; and

c.             in relation to Lineage Treasury Europe B.V., the document or documents containing the resolutions of its management board (bestuur), dated 10 June 2025 and 19 November 2025

"SEC"	the United States Securities and Exchange Commission
"USD First Supplemental Indenture"

the first supplemental indenture in relation to the USD 500,000,000 5.250% notes, dated 17 June 2025, between, inter alia, Boreas Logistics Holding B.V. and Lineage Treasury Europe B.V. as guarantors, and U.S. Bank Trust Company, National Association as trustee

"USD Second Supplemental Indenture"

the second supplemental indenture in relation to the USD 500,000,000 5.250% notes, dated 26 November 2025, between, inter alia, the Dutch Companies as guarantors, U.S. Bank Trust Company, National Association as trustee

12

EXHIBIT B

LIST OF OPINION DOCUMENTS

1.	the Registration Statement;

2.	the EUR Indenture;

3.	the EUR First Supplemental Indenture;

4.	the USD First Supplemental Indenture; and

5.	the USD Second Supplemental Indenture.

13

EXHIBIT C

LIST OF CORPORATE DOCUMENTS

1.	the Deeds of Incorporation;

2.	the Articles of Association;

3.	the Extracts; and

4.	the Resolutions.